Exhibit(a)(5)(I)

Landauer to Join Fortive

Frequently Asked Questions

Employees – General

Why is this happening?

Landauer is the gold-standard in dosimetry, which is made possible by the strong, committed talent that has been at the heart of the company, building it to where it is today. Fortive has great respect for the presence that Landauer’s brand holds in the market, and we intend to sustain this brand and bring greater visibility to it around the world in the radiation safety marketplace.

Synergies between Fluke (an existing Fortive subsidiary) and Landauer will provide us with the opportunity to enhance the breadth of our offerings in healthcare and the visibility of our impact in both the biomedical and radiation industries. Fluke’s Biomedical Division (FBC) manufactures a complementary set of biomedical test and simulation products including: electrical safety testers, patient simulators, performance analyzers, as well as fully-integrated, automated performance testing and documentation systems. Raysafe provides some of the most trusted and accurate X-ray test and measurement, diagnostic imaging, radiation safety, and oncology quality-assurance solutions for regulatory compliance. The FBC/Raysafe leadership team envisions a compelling future together with the combination of its products along with Landauer’s core strength in dosimetry services and medical physics in serving healthcare markets around the world. Our combined efforts will make us more competitive together as we deliver mission critical patient and staff safety solutions to healthcare providers across the industry. We will also be the benchmark service provider in ensuring that our customers are successful in navigating and complying with the complex regulatory environments of radiation exposure.

Why is this good for Landauer?

Joining forces: The alliance of products and services within Landauer and Fluke Biomedical will create a unique opportunity to deliver critical patient and staff safety solutions to healthcare providers around the world. Landauer’s core strength in dosimetry services and medical physics is complementary to Fluke Biomedical’s efforts to help customers navigate complex regulatory environments around radiation exposure.

Growth: Fluke’s global footprint will allow Landauer to deliver additional customer expansion in current and new geographies. After joining Fortive, the Landauer team will have full access to the Fortive Business System (FBS) toolkit and the expertise of the broader Fortive team to deploy these best practices. Additionally, Landauer employees will have more opportunities for professional growth and development by being part of a much larger organization.

Will the name of our company change?

No. The company’s name will still be Landauer.

Will there be layoffs associated with the ownership transition?

It’s customary when we do an acquisition to have a 100-day planning period to evaluate opportunities and integration paths. Our focus is on retaining Landauer employees and building on this strong foundation. As we learn more through this process we’ll continue to share updates with you.

Will our office be closed or relocated?

There are currently no plans to relocate employees or close the office. In fact, we see the opportunity to build off of the Glenwood location in the future.

What can I expect to happen over the next few months?

With the purchase agreement signed, finance and legal teams are working toward final closing. Landauer will not officially be part of Fortive until the closing, which we anticipate will occur in late October 2017 subject to satisfaction of the tender offer and merger conditions.

Employees – Benefits

In the event that the acquisition is consummated:

Will my years of service or vacation days be changing?

Employees’ current years of service will be recognized in the new organization. Benefits, including vacation policies, will transition to Fortive/Fluke policies as part of the planning process. The Fortive benefits are comparable to Landauer benefits.

How will our health benefits be changing?

There are no planned changes to health benefits in 2017. Additionally, assuming you were eligible for and enrolled in Landauer benefits, there will be no gap in health or welfare coverage. Enrolled employees who continue to meet the plan eligibility requirements will have health and welfare coverage until they enroll in the Fortive plans (subject to your right to change coverage at open enrollment or following a qualifying life event). As we determine the timing of transition to Fortive benefits, additional information about these benefits will be provided.

Does Fortive have Short-Term Disability (STD) and Long-Term Disability (LTD) Plans? If so, is there a premium that needs to be paid for the plans?

Fortive maintains both STD and LTD coverage. STD is company-paid and no employee premium is required. Eligible employees must pay a premium to enroll in LTD coverage.

How do we handle the transition of people currently on leave between the old and the new STD or LTD plans? Is there any effect on their benefit levels? Do we count their FMLA time differently?

Employees currently on a STD or LTD leave and receiving STD or LTD benefits will remain with the current vendor until they are either able to return to work or deemed unable to return to work. FMLA time will not be counted any differently between Landauer and Fortive.

How do we handle employees that are currently out on workers’ compensation? Will there be a transition between insurance carriers?

Yes, all open workers’ compensation claims will be transitioned to the Fortive plan managed by Sedgwick.

I currently have a frozen Landauer pension or SERP. Will the plans continue as they currently are or will they terminate? What details can be provided about how the pensions and SERPs will be handled?

We understand these plans are frozen. The plans will continue to be administered by the current vendors. These programs will retain their existing retirement eligibility and distribution provisions.

The Landauer 401k plan includes Landauer company stock. What specifically will be done to “pay out” the stock? Will the amount be placed in the 401k in one of the funds or paid out in cash to participants?

Distribution of assets held in company stock is governed by the provisions of the Landauer 401k plan. The Landauer shares held in the stock fund will be converted into the right to receive an amount of $67.25 per share, which is the per share price for non-dissenting outstanding shares pursuant to the terms of the merger.

What’s happening to our 401k?

The Landauer 401k plan will be terminated the day before the closing of the transaction. Employees will be able to roll over their Landauer 401k funds to a personal IRA or into the Fortive 401k plan.

What happens to Landauer stock held as certificates and/or in brokerage (Merrill Lynch) accounts? What notifications will I receive or what do I need to do?

Employees should consult their personal tax or investment advisor with questions regarding individual investments in Landauer stock. However, all non-dissenting outstanding Landauer shares will be converted into the right to receive $67.25 per share in cash pursuant to the terms of the merger.

What will happen to the Health Savings Account (HSA), Flexible Spending Account (FSA) or Limited FSA if I have funds that aren’t used prior to close and / or prior to calendar year end?

Your HSA is your account and is not subject to a use-it-or-lose-it rule. You may use those funds for qualifying medical expenses already incurred or you may preserve your account to apply toward future medical expenses. FSA funds only apply toward expenses incurred during the current plan year (and grace period, if applicable). If you do not submit proof of qualifying expenses by the applicable deadline after the close of the plan year, your remaining funds may be forfeited.

How do I review my benefit offerings under Fortive?

Go to www.fortivebenefits.com and following the instructions for the Candidate Login Credentials. Some benefits are changing for 1/1/18; the website will be updated by November 1 with all changes.

What will happen to our Incentive plan?

There will be no change to incentive plans for 2017. In 2018, any new incentive structures will be rolled out as part of the 2018 planning process.

What is the process for handling my existing loan?

All employees currently with a loan from their 401K will be contacted regarding the opportunity for a bridge loan from Fortive.

Will employees have the opportunity to own shares of the new company?

Employees will have the opportunity to own shares of Fortive as one of the investment options within the 401K plan. Further information will be provided on all 401K options when the Fortive plan is rolled out. Important information relating to such investment will be made available by the trustee prior to any such investment opportunity.

Notice to Investors

This FAQ is neither an offer to purchase nor a solicitation of an offer to sell securities. Fortive Corporation and Fern Merger Sub Inc. have filed a tender offer statement with the Securities and Exchange Commission (“SEC”), and have mailed an offer to purchase, forms of letter of transmittal and related documents to Landauer’s stockholders. Landauer has filed with the SEC, and has mailed to Landauer stockholders a solicitation/recommendation statement on Schedule 14D-9. These documents contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Landauer stockholders at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s Web site: www.sec.gov.

Forward-looking Statements

Statements in this FAQ that are not strictly historical, including statements regarding the proposed acquisition of Landauer, the satisfaction of conditions necessary for the tender offer and the acquisition, and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, are “forward-looking” statements within the meaning of the federal securities laws, and involve a number of risks and uncertainties. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which Fortive and Landauer operate; the parties’ ability to satisfy the tender offer and merger agreement conditions and consummate the transaction; and Fortive’s and Fluke’s ability to successfully integrate Landauer’s operations and employees with Fortive’s existing business. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Fortive’s SEC filings, including Fortive’s Annual Report on Form 10-K for the year ended December 31, 2016 as well as Landauer’s SEC filings, including Landauer’s Annual Report on Form 10-K for the year ended September 30, 2016. These forward-looking statements speak only as of the date of this FAQ and Fortive does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

Reservation of Rights—Terms of Plans Control

These FAQs are intended for informational purposes only and are merely a summary of your benefits under the Landauer plans. You should refer to the full plan for actual terms and conditions of coverage. Where a conflict exists between this document and the plan, the terms of the plan shall control. The company reserves the right to amend, modify or terminate the plans at any time.

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